Exhibit 3.79(a)
C OMMONWEALTH OF VIRGINIA STATE CORPORATION COMMISSION SCC619 ARTICLES OF INCORPORATION (07/05) OF A VIRGINIA STOCK CORPORATION The undersigned, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, state(s) as follows. 1. The name of the corporation is USP Richmond II. Inc. 2. The number of shares authorized to be issued by the corporation is 3. A. The name of the corporation’s initial registered agent is C T Corporation System B. The initial registered agent is (mark appropriate box): (1) an individual who is a resident of Virginia and an initial director of the corporation. a member of the Virginia State Bar. Or (2) a domestic or foreign stock Or nonstock corporation, limited liability company or registered limited liability partnership authorized to transact business in Virginia. 4. A. The corporation’s initial registered office address, including the street and number, if any, which is identical to the business office of the initial registered agent, is 4701 Cox Road, Suite 301 Glen Allen VA 23060-6802 (number/Street) (city or town) (zip) B. The registered office is physically located in the county or city of, Henrico 5. The initial directors are: NAME(S) ADDRESS(ES) 6. INCORPORATOR(S): SIGNATURE(S) PRINTED NAME(S) Telephone number (optional): See instructions on the reverse.

COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION
AT RICHMOND, JULY 7, 2006
The State Corporation Commission has found the accompanying articles submitted on behalf of
USP Richmond II, Inc.
to comply with the requirements of law, and confirms payment of all required fees. Therefore, it is ORDERED that this
CERTIFICATE OF INCORPORATION
be issued and admitted to record with the articles of incorporation in the Office of the Clerk of the Commission, effective July 7, 2006.
The corporation is granted the authority conferred on it by law in accordance with the articles, subject to the conditions and restrictions imposed by law.

STATE CORPORATION COMMISSION
By	/s/ (Illegible)
Commissioner